Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

ITC^DeltaCom, Inc.

Huntsville, Alabama

We hereby consent to inclusion in this Prospectus constituting a part of this Registration Statement of our report dated March 22, 2010 (except Note 13(b) as to which the date is June 10, 2010) relating to the consolidated financial statements of ITC^DeltaCom, Inc., and our reports dated March 22, 2010 relating to the effectiveness of ITC^DeltaCom, Inc.’s internal control over financial reporting and the financial statement schedule of ITC^DeltaCom, Inc. appearing elsewhere in the Registration Statement.

We also consent to the reference to us under the heading “Experts” in the Prospectus.

/s/ BDO Seidman, LLP

Atlanta, Georgia

June 10, 2010